Exhibit 23.1

September 27, 2013

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Three Shades for Everybody, Inc., of our report dated September 27, 2013, with respect to the balance sheets as of June 30, 2013 and 2012, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended June 30, 2013 and 2012, which appears on Form 10-K of Three Shades for Everybody, Inc.

Very truly yours,

/s/PLS CPA

____________________________

PLS CPA, A Professional Corp.

San Diego, CA 92111

Endnotes

PLS CPA, A PROFESSIONAL CORPORATION

t4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

Registered with the Public Company Accounting Oversight Board